                                  LICENSE AGREEMENT


          THIS AGREEMENT made the 2ND day of November, 1995.

BETWEEN:


               EVERGREEN INTERNATIONAL TECHNOLOGY INC.
               1910 - 777 Hornby Street, Vancouver,
               British Columbia, V6Z 1S4

               (hereinafter referred to as "Licensor")


                                       - and -


               CDNet SYSTEMS INC.
               Unit #102, 930 West 1st Street,
               North Vancouver, British Columbia,  V7P 3N4

               (hereinafter referred to as "Licensee")


          WHEREAS:

A. Licensee is in the business of developing and Commercially Exploiting computer software for use in connection with the Internet;

B. Licensor is the owner of Technology which is capable of being adapted and combined with other technology to create authoring tools for the Internet;

C. Licensor desires to grant to Licensee and Licensee desires to receive from Licensor a grant of a NON-EXCLUSIVE license and interest in the Technology to develop and Commercially Exploit same for Internet Authoring Tool Applications in accordance with the provisions of this Agreement;

D. Licensor is a party to extensive litigation including petitions filed in the Supreme Court of British Columbia pursuant to the BANKRUPTCY ACT of Canada and is not able to raise the $3,000,000 to $5,000,000 required to develop and market Internet Authoring Tool Applications;

E. Licensor's Technology must be combined with technology from Braintech, Inc. in order to develop Internet Authoring Tool Applications and Braintech, Inc. is under no obligation to do business with Licensor;

F. Because of lack of funding and lack of access to the technology of Braintech, Inc., Licensor is not in a position to develop Internet Authoring Tool Applications; and

G.   Is in the best interest of Licensor to enter into this License Agreement:

     (a) in order to earn the payments and royalties provided for in Article 3 hereof; and

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                                         -2-

     (b) to have an opportunity to obtain a license back from Licensee with respect to Internet Authoring Tool Applications as provided for in
            Article 2A hereof.

            NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained (the adequacy of which consideration as to each of the parties hereto is hereby mutually acknowledged), the parties hereto covenant and agree as follows:


                              ARTICLE 1 - INTERPRETATION

1.1         DEFINITIONS

            In this Agreement and in the recitals and Schedules hereto annexed, unless otherwise specified or patently required by the context, the words and phrases defined in the recitals and elsewhere in this Agreement shall have the meanings ascribed to them therein, and the following words and terms shall have the respective meanings ascribed to them as follows:

     (a) "AFFILIATE" means with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such first person. "Control" shall mean having the power to direct the affairs of a person by reason of the ownership of or controlling the right to vote sufficient numbers of shares of voting stock, or to direct the general management of the affairs of such person by contract or otherwise.

     (b) "ASSOCIATE" where used to indicate a relationship with any person or company means (i) an Affiliate or any company of which such person or company beneficially owns, directly or indirectly voting securities carrying more than 10 per cent of the voting rights attached to all voting securities of the company for the time being outstanding; (ii) any partner of that person or company, (iii) any trust or estate in which such person or company has a substantial beneficial interest or as to which such person or company serves as trustee or in a similar capacity, or (iv) any relative of the person.

     (c) "COMMERCIALLY EXPLOIT" means in relation to any technology to make Improvements to and to market, distribute and grant sub-licenses to use the technology in conjunction with the Improvements and to reproduce the technology for these purposes.

     (d) "CONFIDENTIAL INFORMATION" means the confidential, secret or proprietary information of one party (the "Disclosing Party"), including technical, financial, and business information and computer programs of the Disclosing Party which has been or may hereafter be disclosed, directly or indirectly to the other party (the "Recipient"), either orally, in writing or in any other material form, or delivered to the Recipient.

     (e)    "EFFECTIVE DATE" means the date first written above.

     (f) "IMPROVEMENTS" means, in relation to any technology or intellectual property, modifications, improvements, enhancements, additions and adaptations to, and derivative works based upon or derived from, the technology or intellectual property.

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                                         -3-

     (g) "INTELLECTUAL PROPERTY RIGHTS" means all intellectual and industrial property rights and includes rights to (i) inventions and patents for inventions, including re-issue thereof and continuation and continuations in part, (ii) copyrights, (iii) designs and industrial designs, (iv) trade-marks (v) know-how, trade secrets and confidential information, and (vi) other proprietary rights.

     (h) "INTERNET AUTHORING TOOL APPLICATIONS" means computer software application programs (including utilities and tools) which are designed primarily for use as authoring tools for use on the Internet.

     (i)    "LICENSE" means the rights conferred upon Licensee pursuant to
            Article 2.

     (j) "LICENSEE IMPROVEMENTS" means Improvements made to the Technology by or for Licensee.

     (k) "NET REVENUE" means the net sale price, license and rental fees, royalties, lump sum payments, and other payments and consideration earned and received by Licensee or Associates of Licensee from the Commercial Exploitation of the Technology, Licensee Improvements, and Products without any deductions other than the following items of expenses, if any, to the extent they are actually paid: taxes on sales or use, packaging, insurance, transportation product advertising and promotion expenses of sales, and import duties.

     (l) "PRODUCT" AND "PRODUCTS" means any computer programs, software, system or product, whether tangible or intangible, which is based upon or derived from or which incorporates or uses any of the Technology or Licensee Improvements.

     (m) "TECHNOLOGY" means the source code for the computer software known as "JOT-IT" and its predecessor "Evergreen Notes".

1.2         HEADINGS

            The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article or Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles or Sections are to Articles or Sections of this Agreement.

1.3         EXTENDED MEANINGS

            In this Agreement words importing the singular number only shall include the plural and VICE VERSA, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations. The terms "provision" and "provisions" refer to terms, conditions, provisions, covenants, obligations, undertakings, warranties and representations in this Agreement.

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                                         -4-


1.4         AMBIGUITIES

            The parties hereto agree that each of them has participated in the drafting of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.

                                 ARTICLE 2 - LICENSE

2.1         GRANT OF LICENSE

             Subject to the provisions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a worldwide NON-EXCLUSIVE license and interest in the Technology during the term of this Agreement to Commercially Exploit the Technology for Internet Authoring Tool Applications.

2.2         RESERVATION OF RIGHTS

            Notwithstanding the provisions of Section 2.1, Licensor hereby expressly reserves the right to Commercially Exploit the Technology for non-Internet Authoring Tool Applications and to Commercially Exploit the Technology for Internet Authoring Tool Applications.

2.3         SUB-LICENSE AGREEMENTS

            The License conferred hereunder upon Licensee includes permission to grant sublicenses to third parties to Commercially Exploit the Technology for Internet Authoring Tool Applications. All sublicense agreements or other arrangements between Licensee and third parties shall be consistent with the terms of this Agreement including without limitation those pertaining to term, termination, ownership of Intellectual Property Rights, and use and maintenance of Confidential Information, except that third parties shall not have any right to grant any further sublicenses, without the prior written consent of Licensor. The form of all sublicense agreements including without limitation agreements with end users and distributors shall contain provisions to protect the Confidential Information of Licensor. Licensee agrees to use reasonable efforts to enforce the terms of all sublicenses. Licensee agrees, if requested to do so by Licensor, to provide Licensor with a copy of sublicense agreements.


                        ARTICLE 2A - LICENSE BACK TO LICENSOR

2A.1        If Licensee is successful in developing Internet Authoring Tool
Applications pursuant to this License and a license obtained by Licensee from Braintech, Inc., and if Licensee is successful in obtaining $3,000,000 to $5,000,000 from a significant investor in order to Commercially Exploit the Internet Authoring Tool Applications, then Licensee will negotiate in good faith with Licensor with a view to granting back to Licensor a worldwide NON-EXCLUSIVE license to allow Licensor to use the Licensee Improvements to develop and market electronic performance support systems (such license to be on reasonable commercial terms acceptable to both Licensee and Licensor, one such term to be that Licensor will not develop and market products that compete with the Internet Authoring Tool Applications of Licensee).

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                                         -5-


                    ARTICLE 3 - PAYMENTS AND ROYALTIES TO LICENSOR

3.1         LUMP SUM PAYMENT

            Licensee agrees to pay the Licensor a one time lump sum payment of $25,000 within 14 days of the Effective Date.

3.2         ROYALTIES

            Licensee agrees to pay the Licensor royalties on Net Revenue as follows:

     (a) on the first $10 Million of Net Revenue, the Licensor shall not be entitled to any royalties whatsoever. Licensor and Licensee recognize and acknowledge that the Licensee will attempt to obtain $3 Million to $5 Million in financing to develop and market Products and that the first $10 Million of Net Revenue must be unimpeded by royalties so that the Licensee can offer an attractive investment opportunity to a significant investor;

     (b) on the next $20 Million of Net Revenue, the Licensee shall pay royalties equal to 5% of the Net Revenue, such royalties to be payable within thirty (30) days of the end of each calendar quarter;

     (c) the Licensor shall be entitled to a maximum of $1 Million in royalties under this License. For greater certainty, the Licensor shall not be entitled to any royalties on Net Revenue in excess of $30 Million.

3.3         CALCULATION OF ROYALTIES

            The royalties due hereunder will accrue and the Net Revenue will be deemed to have been earned by Licensee when payment is received by Licensee or an Associate of Licensee. No royalties will be payable on returns which are accepted and credited by Licensee or the Associate.

3.4         INTEREST

            In the event any payment due to Licensor hereunder is not made when due and payable, interest on any unpaid amount shall accrue annually at the rate of two (2%) percent above the prime rate of interest charged by the main branch of the Royal Bank of Canada in Vancouver to its most creditworthy customers.

3.5         PAYMENT AND REPORTS

            Within thirty (30) days following the end of each calendar quarter during the term of this Agreement, Licensee will submit to Licensor a report setting forth separately all Products Commercially Exploited and licenses granted by Licensee, the Net Revenue with respect thereto, and the royalties due and payable to Licensor hereunder. The report shall be accompanied by full payment, without deduction or set-off of any kind, save and except for any deduction permitted pursuant to Section 8.3. The payment will be transmitted by Licensee to a bank designated by Licensor in writing and will be payable in Canadian dollars or U.S. dollars or partly in Canadian dollars and partly in U.S. dollars, at the option of the Licensee.

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                                         -6-


3.6         RECORDS AND EXAMINATIONS

            Licensee agrees to keep, and shall cause its Associates to keep, full and accurate books of accounts and records regarding the Commercial Exploitation of the Technology, Licensee Improvements and Products in sufficient detail to enable the payments specified in this Article 3 to be determined. Licensor may, at its expense, designate Deloitte Touche, Price Waterhouse or Peat Marwick Thorne to examine such books and records insofar as they pertain to verifying the reports submitted in accordance with this Article. Such examination shall be conducted no more than once in any calendar year. If such examination results in an additional amount due which is five percent (5%) or greater than the amount previously reported and paid for in the relevant period, then Licensee will be obligated to pay the expenses of the examination.


                       ARTICLE 4 - INTELLECTUAL PROPERTY RIGHTS

4.1         OWNERSHIP OF TECHNOLOGY

            The parties acknowledge and agree that this License grants to Licensee an interest in the Technology to Commercially Exploit the Technology for Internet Authoring Tool Applications. However, Licensee acknowledges and agrees that this License does not transfer to Licensee the title to or any Intellectual Property Right in or to the Technology. Licensee agrees not to contest the title or ownership of Licensor in or to the Technology.

4.2         LICENSEE IMPROVEMENTS

            Licensee will own all Intellectual Property Rights in Licensee Improvements.

4.3         PROPRIETARY LEGENDS

            Licensee agrees to affix to all Products and copies of the Technology, where commercially feasible and where permitted by law, and where directed by Licensor to packaging materials, notices and proprietary legends reasonably requested by Licensor to provide notice to the public of the Intellectual Property Rights owned or claimed by Licensor.

4.4         OBTAINING INTELLECTUAL PROPERTY RIGHTS

            Licensor retains the exclusive right to make applications to protect the Intellectual Property Rights in the Technology. Licensee shall have the exclusive right to make applications to obtain and maintain Intellectual Property Rights in the Licensee Improvements.


                               ARTICLE 5 - INFRINGEMENT

5.1         PROSECUTION OF INFRINGEMENT CLAIMS

            The parties shall as soon as possible notify each other in writing of any actual, alleged, or threatened infringements, misappropriations or other unauthorized uses ("Infringements") with respect to the Technology of which they become aware. Licensor may, but is not required to, take any and all

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                                         -7-


actions, legal or otherwise, which are necessary to terminate or prevent Infringements. Licensee shall have the right to be kept informed of the status and progress of all actions instituted by Licensor pursuant to this section 5.1. Licensor shall bear all expenses of all actions which it initiates pursuant to this section 5.1. Licensee shall have no right to take any action, legal or otherwise, to terminate or prevent Infringements with respect to the Technology. Licensee shall have the exclusive right to take all actions, legal or otherwise, to terminate or prevent Infringements with respect to Licensee Improvements.

5.2         DEFENSE OF INFRINGEMENT CLAIMS

            During the term of this Agreement, Licensor will defend at its own expense any action brought against Licensee which is based on a claim that the Technology as furnished by Licensor to Licensee as part of the Technology Package infringes in Canada or the United States any existing copyright, patent or trade secret (a "Claim") and Licensor will pay any costs, settlements, damages and legal fees finally awarded against Licensee with respect to such Claim; provided that Licensee notifies Licensor promptly in writing of the Claim, permits Licensor fully to control the defence of the Claim, does not agree to any settlement of the Claim without Licensor's written consent, and agrees to any settlement reasonably proposed by Licensor. Licensor's obligations under this section shall apply to Claims based solely on the infringement of the Technology as provided to Licensee as part of the Technology Package and shall not extend to any Improvements made thereto by any person or to the use of the Technology in combination with any equipment, hardware, software or system of any third party where the combination is the source of the Claim. Licensee shall not consent to any judgement or enter into any settlement of a Claim which affects the validity of, or Licensor's title to the Technology, without Licensor's prior written consent. Licensee agrees to assist Licensor in defending all Claims. In the event that any Claims arise as a result of any Licensee Improvement, Licensee shall indemnify and hold harmless Licensor against any and all damages, settlement costs and expenses (including reasonable legal fees) suffered or incurred by Licensor in respect thereof. This Section states the entire obligations of Licensor and the sole remedies of Licensee with respect to any claim pertaining to the infringement, misappropriation or violation of an Intellectual Property Right related to the Technology.


                             ARTICLE 6 - CONFIDENTIALITY

6.1         CONFIDENTIALITY OBLIGATION

     (a) Each party acknowledges that Confidential Information will be exchanged between the parties pursuant to this Agreement. Each party shall use no less than the same means it uses to protect its similar confidential and proprietary information, but in any event not less than reasonable means, to prevent the disclosure and to protect the confidentiality of the Confidential Information of the other party. Each party agrees that it will not use the Confidential Information of the other party except for the purposes of this Agreement and as authorized herein.

     (b) Notwithstanding section 6.1(a), the Recipient of Confidential Information may use or disclose the Confidential Information to the extent that the Recipient can show that such Confidential Information is (i) already known by the Recipient without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of the Recipient, (iii) rightfully received from a third party, (iv) independently developed by the Recipient without use of the information of the Disclosing Party, (v) approved by the Disclosing Party for disclosure, or (vi) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the Recipient provides the other

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                                         -8-


party with notice of such requirement prior to any such disclosure and takes all reasonable steps available to maintain the information in confidence.

6.2         LOSS OF CONFIDENTIAL INFORMATION

            In the event of any unauthorized disclosure or loss of, or inability to account for, Confidential Information of the Disclosing Party, the Recipient will notify the Disclosing Party immediately.

6.3         ENFORCEMENT OF CONFIDENTIALITY OBLIGATION

            Each of party acknowledges and agrees that irreparable injury may result to the other party if such party breaches the provisions of this Agreement relating to Confidential Information and that damages may be an inadequate remedy in respect of such breach. Each party hereby agrees in advance that, in the event of such breach, the other party shall be entitled, in addition to such other remedies, damages and relief as may be available under applicable law, to the granting of injunctive relief in such party's favour.

                      ARTICLE 7 - REPRESENTATIONS AND WARRANTIES

7.1         CORPORATE CAPACITY OF LICENSOR

            Licensor represents and warrants to Licensee that:

     (a) Licensor is a corporation duly incorporated, organized and subsisting under the laws of the Province of British Columbia with corporate power to own its assets and to carry on its business;

     (b) Licensor has good and sufficient power, authority and right to enter into and deliver this Agreement and to grant the License to Licensee free and clear of all liens, charges and encumbrances;

     (c) Neither the entering into nor the delivery of this Agreement, nor the carrying out of the obligations of Licensor hereunder will result in a violation of:

            (i) any of the provisions of the constating documents or by-laws of Licensor;

            (ii) any agreement or other instrument to which Licensor is a party or is bound; or

            (iii)  any applicable law or regulation.

     (d) this Agreement constitutes a valid, binding and legally enforceable obligation of Licensor in accordance with its terms.

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                                         -9-


7.2         CORPORATE CAPACITY OF LICENSEE

            Licensee represents and warrants to Licensor that:

     (a) Licensee is a corporation duly incorporated, organized and subsisting under the laws of BRITISH COLUMBIA with corporate power to own its assets and to carry on its business;

     (b) Neither the entering into nor the delivery of this Agreement, nor the carrying out of the obligations of Licensee hereunder will result in a violation of:

            (i) any of the provisions of the constating documents or by-laws of Licensee;

            (ii) any agreement or other instrument to which Licensee is a party or is bound; or

            (iii)  any applicable law or regulation.

     (c) this Agreement constitutes a valid, binding and legally enforceable obligation of Licensee in accordance with its terms.


                         ARTICLE 8 - LIMITATION OF LIABILITY

8.1         DISCLAIMER OF ADDITIONAL WARRANTIES

            Licensee acknowledges that the Technology Package to be delivered to Licensee hereunder may not be error free. Licensee agrees that in the event errors or deficiencies in the Technology are discovered that it will correct same itself. Licensor expressly disclaims all representations, warranties and conditions expressed or implied not contained herein, including representations, warranties and conditions of quality, performance, merchantability, fitness for a particular purpose, and those arising by statute or otherwise in law or from a course dealing or use of trade.

8.2         LOSS OF PROFIT CLAIMS

            The Licensor will not be liable for lost profits, loss of revenue or earnings, claims made by third parties, or for any commercial, economic, special, incidental, indirect, consequential or exemplary damage arising from any defect in the Technology, even if Licensor has been advised of, or foresees the possibility of, any of these damages occurring.


                          ARTICLE 9 - COVENANTS OF LICENSEE

9.1         LIABILITY CLAIMS

            Licensee shall be responsible for the development of all Improvements to the Technology and for the engineering, design, manufacture and publishing of all Products Commercially Exploited by it or any person authorized by it to do so. Licensee assumes all responsibility and liability for loss or


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                                         -10-


damage caused by or attributable to the Products, however caused. Licensee agrees to indemnify and hold harmless Licensor and its officers, directors, employees and agents from any and all claims, damages, liability and costs, including reasonable legal fees and disbursements, which Licensor or the said persons suffer or incur as a result of or which relate to the manufacture, sale, licensing, publishing, distribution, or use of Products (including for example, personal injury and product liability claims related to the Products). Licensee shall obtain and maintain throughout the term of this Agreement and for a period of ten (10) years thereafter, public liability, product liability and indemnity insurance covering the Products and their use, in an amount of not less than $1 Million for personal injury or death and shall include Licensor as a named insured, provided that such insurance is available on commercially reasonable terms. Licensee shall provide Licensor, if requested to do so by Licensor, with evidence satisfactory to Licensor that such insurance has been obtained.

9.2         TRADE PRACTICES

            Licensee agrees to comply with all applicable laws, ordinances and regulations in performing its obligations under this Agreement and in Commercially Exploiting Products.

9.3         TRADE-MARKS AND TRADE NAMES

            Licensee shall not use any trade-mark or trade name owned by or proprietary to Licensor including the trade-mark "Evergreen" in its business or to market or promote any Product without the prior written consent of Licensor.


                          ARTICLE 10 - TERM AND TERMINATION

10.1        TERM

            Subject to the provisions of this Agreement, the term of this Agreement shall commence on the Effective Date and shall terminate fifteen (15) years from the Effective Date.

10.2        TERMINATION

     (a)    This Agreement may be terminated:

     (i)    at any time by mutual written consent of Licensee and Licensor;

     (ii) by notice from Licensor to Licensee in the event Licensee shall dissolve or liquidate and not continue business in another entity or form, or the Licensee shall be declared bankrupt by a court of competent jurisdiction and such court order is not reversed within 2 years, or Licensee shall have made a general assignment for the benefit of creditors, or a receiver of all or any substantial part of Licensee's assets shall have been appointed and not discharged within 2 years; or

     (iii) by notice from Licensee to Licensor in the event the Licensee determines that it no longer requires this License for its business. By way of example, this may occur if the Licensee writes new source code which does not embody the source code or the design of the source code of the Technology.


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                                         -11-


     (b) The failure of a party to terminate this Agreement for any of the reasons specified in section 10.2 shall not in any way be deemed a waiver of such party's rights in respect thereof or otherwise limit its rights to enforce the obligations of the other party hereunder.

10.3        EFFECT OF TERMINATION

     (a)    Upon the termination of this Agreement the following shall occur:

            (i)    the License shall immediately terminate;

            (ii) the Licensee shall pay all amounts owed to Licensor up to such date;

            (iii) sublicenses to third parties pertaining to the Commercial Exploitation of the Technology shall immediately terminate;

            (iv) sublicenses granted to end users of Licensee (other than Associates) for the use of computer software forming part of Products shall continue for as long as the licensee thereof is not in breach of it's license agreement with respect to such software. Licensee shall continue to enforce the terms of such agreements pertaining to the use of the Technology and Confidential Information of Licensor and will, if requested to do so by Licensor, at the option of Licensor, permit Licensor to enforce the agreements in the name of Licensee or assign all or any of the agreements to Licensor; and

            (v) Licensee and Associates of Licensee shall return to Licensor all copies of the Technology and Confidential Information of Licensor in their possession, power and control. Licensee shall be entitled to retain all such information as it relates to the Licensee Improvements.

     (b) The expiration or termination of this Agreement for any reason shall not limit or otherwise affect the respective rights and obligations of the parties under Articles 3, 6, 8 and 9 and Section 10.3 and any other rights and obligations of the parties hereunder accrued prior to the date hereof.

10.4        RIGHTS AND REMEDIES

            All rights and remedies of either party under this Agreement shall be cumulative and may be exercised singularly or concurrently.


                                 ARTICLE 11 - GENERAL

11.1        RELATIONSHIP

            The relationship between the parties constituted by this Agreement is intended and is to be construed as of that independent contracting parties only and not that of partnership, joint venture, agency or any other association whatsoever. Nothing whatsoever contained herein shall constitute either party as having the authority to bind the other in any manner whatsoever, and nothing whatsoever contained herein shall give or is intended to give any rights of any kind to any third party.


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                                         -12-


11.2        ACCOUNTING PRINCIPLES

            Wherever in this Agreement reference is made to a calculation to be made in accordance with accounting principles, such reference shall be deemed to be to generally accepted accounting principles applicable as at the date on which such calculation is made or required to be made, established by The Canadian Institute of Chartered Accountants, or any successor institute.

11.3        CURRENCY

            All sums due under this Agreement shall be paid in CANADIAN dollars unless otherwise specified.

11.4        ASSIGNMENT

            Neither party may assign or otherwise transfer this Agreement or any of its rights or obligations herein without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Agreement in connection with the sale of all or substantially all of the assets of the party in connection with a corporate reorganization to an Affiliate of the party, provided that the assignee undertakes in writing with the other party to be bound by all of the provisions of this Agreement.

11.5        AMENDMENTS AND WAIVER

            No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

11.6        FURTHER ASSURANCES

            Each of the parties hereto shall from time to time execute and deliver all such further documents and instruments (including instruments of conveyance) and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

11.7        NOTICES

            Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

            To Licensor:         EVERGREEN INTERNATIONAL TECHNOLOGY INC.
                                 1910 - 777 Hornby Street
                                 Vancouver, British Columbia
                                 V6Z 1S4

            Facsimile:           604-687-2731
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                                         -13-


            To Licensee:         CDNet SYSTEMS INC.
                                 Unit #102, 930 West 1st Street,
                                 North Vancouver, Canada  V7P 3N4

            Facsimile No.:       604-980-7121

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during the business hours of the recipient and on the business day during which such business hours next occur if not given during such hours on any day.

11.8        SEVERABILITY

            If a court or other lawful authority of competent jurisdiction declares any provision, Article or Section of this Agreement invalid, illegal or unenforceable, this Agreement will continue in full force and effect with respect to all other provisions, Articles and Sections and all rights and remedies accrued under such other provisions, Articles and Sections will survive any such declaration.

11.9        GOVERNING LAW

            This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

11.10       ENTIRE AGREEMENT

            This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

            IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.


                                 EVERGREEN INTERNATIONAL TECHNOLOGY INC.


                                 By: /s/ [ILLEGIBLE]
                                    -------------------------------


                                 CDNet SYSTEMS INC.


                                 By: /s/ [ILLEGIBLE]
                                    -------------------------------